Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 21, 2023
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2023, consolidated net income was $8,404,000, or $1.02 per diluted share (EPS), as compared to $9,225,000, or $1.12 EPS, for the prior quarter and $4,258,000, or $0.52 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2023 was $17,629,000, or $2.14 EPS, compared to $6,627,000 or $0.81 EPS for the same period of 2022.

The decrease in second quarter net income compared to the prior quarter was due primarily to a $460,000 reversal of loan loss provision in the first quarter of 2023 and an increase in non-interest expense during the second quarter. The QTD and YTD increases compared to the same periods of 2022 were related to net interest income increases resulting from increased yields on earning assets, triggered by FOMC rate hikes, combined with growth of our investment and loan portfolios.

Net interest income for the three months ended June 30, 2023 was $19,407,000, compared to $19,543,000 in the prior quarter, and $13,233,000 in the same period a year ago. Interest expense on deposit accounts increased during the quarter, and our average cost of funds rate increased to 0.16% from 0.10% in the prior quarter and 0.05% in the same quarter of the prior year. Overall, the rate increases that began in 2022 have had a positive impact on net interest income and resulted in an increase over the 2022 comparable period. In addition to rising yields, the Company recognized $42.9 million and $18.2 million in loan and investment portfolio growth, respectively, during the prior twelve months.

Net interest margin for the three months ended June 30, 2023 was 4.45%, compared to 4.39% for the prior quarter and 2.98% for the same period last year. The interest margin expansion compared to prior periods was fueled by the impact of FOMC rate increases on earning asset yields and growth of the loan and investment portfolios, as discussed above.

“We have strategically capitalized on the opportunity to increase yield through investments and loans during this most recent rate cycle, which has undeniably fueled margin expansion and profitability,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,655,000 for the quarter ended June 30, 2023, compared to $1,655,000 for the prior quarter and $1,371,000 for the same period last year. The increase compared to the same period a year ago was mainly due to service charges and a positive change in the market value of equity securities.

Non-interest expense totaled $10,062,000 for the quarter ended June 30, 2023, compared to $9,757,000 in the prior quarter and $9,205,000 in the same quarter a year ago. The second quarter increase compared to prior periods is mainly due to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.86 billion at June 30, 2023, a decrease of $79.0 million and $129.5 million over March 31, 2023 and June 30, 2022, respectively, due to the deposit decreases as described below. Gross loans were $950.5 million at June 30, 2023, an increase of $23.7 million over March 31, 2023 and $42.9 million over June 30, 2022. The Company’s total deposits were $1.68 billion as of June 30, 2023, a decrease of $86.8 million and $170.1 million from March 31, 2023 and June 30, 2022, respectively. The deposit decrease during the second quarter was related to movement to higher deposit rates offered by other financial institutions, including Oak Valley Investments. Our liquidity position is very strong as evidenced by $301 million in cash and cash equivalents balances at June 30, 2023.

“We are pleased to report another quarter of solid results. Through our relationship banking business model, we have been able to continue generating core loan growth,” stated Chris Courtney, CEO. “Net interest income for the year has been exceptionally strong and we credit our team members for their ongoing commitment to providing clients with first-class service – day in and day out. A key factor in our ability to consistently be competitive when offering financing solutions in the communities we call home is our commitment to building and broadening our relationships with customers,” Courtney concluded.

Non-performing assets (“NPA”) remained at zero as of June 30, 2023, as they were for all of 2023 and 2022. The allowance for credit losses (“ACL”) as a percentage of gross loans decreased to 0.99% at June 30, 2023, compared to 1.01% at March 31, 2023 and 1.19% at June 30, 2022 due to the increase in outstanding loans. The Company did not record a provision for credit losses during the second quarter of 2023 as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains stable.

The Board of Directors of Oak Valley Bancorp at their July 18, 2023, meeting declared the payment of a cash dividend of $0.16 per share of common stock to its shareholders of record at the close of business on July 31, 2023. The payment date will be August 11, 2023 and will amount to approximately $1,325,000. This is the second dividend payment made by the Company in 2023.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company’s Roseville location opened in early 2022 as a Loan Production Office and as a full-service branch in December 2022.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2023	2023	2022	2022	2022

Net interest income	$19,407	$19,543	$19,113	$16,772	$13,233
(Reversal of) provision for credit losses	-	(460)	(1,550)	200	-
Non-interest income	1,655	1,655	1,421	1,611	1,371
Non-interest expense	10,062	9,757	9,611	9,370	9,205
Net income before income taxes	11,000	11,901	12,473	8,813	5,399
Provision for income taxes	2,596	2,676	2,998	2,013	1,141
Net income	$8,404	$9,225	$9,475	$6,800	$4,258

Earnings per common share - basic	$1.03	$1.13	$1.16	$0.83	$0.52
Earnings per common share - diluted	$1.02	$1.12	$1.15	$0.83	$0.52
Dividends paid per common share	$-	$0.16	$-	$0.15	$-
Return on average common equity	23.48%	28.36%	33.37%	21.96%	13.40%
Return on average assets	1.79%	1.93%	1.90%	1.35%	0.88%
Net interest margin (1)	4.45%	4.39%	4.09%	3.61%	2.98%
Efficiency ratio (2)	46.31%	46.31%	45.49%	48.14%	59.68%

Capital - Period End
Book value per common share	$17.76	$17.08	$15.33	$12.86	$14.38

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Loan loss reserve/ gross loans	0.99%	1.01%	1.03%	1.21%	1.19%

Period End Balance Sheet
($ in thousands)
Total assets	$1,861,713	$1,940,674	$1,968,346	$1,962,470	$1,991,235
Gross loans	950,488	926,820	915,758	912,235	907,627
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	9,411	9,383	9,468	10,997	10,785
Deposits	1,682,378	1,769,176	1,814,297	1,830,882	1,852,502
Common equity	147,122	141,470	126,627	106,188	118,698

Non-Financial Data
Full-time equivalent staff	213	206	198	209	209
Number of banking offices	18	18	18	17	17

Common Shares outstanding
Period end	8,281,661	8,281,661	8,257,894	8,258,794	8,254,574
Period average - basic	8,195,270	8,182,737	8,175,871	8,172,836	8,170,291
Period average - diluted	8,227,218	8,226,991	8,213,891	8,206,342	8,201,367

Market Ratios
Stock Price	$25.19	$23.66	$22.65	$17.87	$17.20
Price/Earnings	6.12	5.17	4.93	5.41	8.23
Price/Book	1.42	1.39	1.48	1.39	1.20

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	SIX MONTHS ENDED JUNE 30,
	2023	2022
Profitability
($ in thousands, except per share)
Net interest income	$38,950	$24,191
Reversal of provision for credit losses	(460)	-
Non-interest income	3,310	2,539
Non-interest expense	19,819	18,327
Net income before income taxes	22,901	8,403
Provision for income taxes	5,272	1,776
Net income	$17,629	$6,627

Earnings per share - basic	$2.15	$0.81
Earnings per share - diluted	$2.14	$0.81
Dividends paid per share	$0.16	$0.15
Return on average equity	25.80%	9.98%
Return on average assets	1.86%	0.69%
Net interest margin (1)	4.42%	2.75%
Efficiency ratio (2)	46.31%	65.12%

Capital - Period End
Book value per share	$17.76	$14.38

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Loan loss reserve/ gross loans	0.99%	1.19%

Period End Balance Sheet
($ in thousands)
Total assets	$1,861,713	$1,991,235
Gross loans	950,488	907,627
Nonperforming assets	-	-
Allowance for credit losses	9,411	10,785
Deposits	1,682,378	1,852,502
Stockholders' equity	147,122	118,698

Non-Financial Data
Full-time equivalent staff	213	209
Number of banking offices	18	17

Common Shares outstanding
Period end	8,281,661	8,254,574
Period average - basic	8,189,038	8,164,173
Period average - diluted	8,227,105	8,199,333

Market Ratios
Stock Price	$25.19	$17.20
Price/Earnings	5.80	10.51
Price/Book	1.42	1.20

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.